                                        Exhibit 10.1
February 24, 2026
Personal and Confidential
Amy G. Brady
[***]
[***]

Dear Amy:
This Transition Letter (“Transition Letter”) confirms our discussions concerning your separation from employment with KeyBank National Association (“Employer”), and it serves to outline the particular terms and conditions of the benefits to be provided to you under the terms of this Transition Letter in conjunction with your separation. Please know that the benefits to be paid to you under the terms of this Transition Letter and Release, if they become final, constitute a full and final settlement of any and all claims and causes of action that you may have (or that you believe that you may have) against KeyBank National Association, KeyCorp and their respective parents, subsidiaries, affiliates, successors, predecessors, and assigns (hereinafter collectively and individually referred to as "Key"), including any claims that you believe you maintain under the KeyCorp Separation Pay Plan. The Transition Letter and Release together constitute the “Agreement.”
Due Dates:

Transition Letter: You must sign and return the Transition Letter to Alan Duffy on or before March 20, 2026. The Transition Letter becomes effective upon your execution.
Release: The release of claims attached here to as Exhibit 1 (the “Release”) is due on or before June 8, 2026. Under no circumstances may you execute the Release prior to your Termination Date. After you sign the Release, you may revoke your acceptance of the Release within seven (7) days immediately following your execution of the Release (“Revocation Period”). If you decide to revoke the Release, you must do so by mailing notice of your revocation, postmarked within the Revocation Period to Alan Duffy, MC: OH-01-49-0256, 4900 Tiedeman Road, Brooklyn, OH 44144-2302. The Release will become effective after the end of the Revocation Period, provided that you have not revoked the Release (“Effective Date”).
You and Key agree that any changes to this Agreement following Key’s delivery of this Agreement to you, whether material or immaterial, will not restart the consideration period. Key hereby advises you to consult with an attorney.
1.Termination: Effective as of the close of business on May 31, 2026 ("Termination Date"), and by operation of this Agreement without any further act on your part, your employment with Key terminates and you voluntarily resign from any officer position you may hold with Key. You will cease to be an “Executive Officer” as of March 2, 2026.
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2.Transition Period: There will be a transition period from the date hereof through your Termination Date (the “Transition Period”) during which period you will assist in effecting a smooth and orderly transition of your responsibilities to your successor(s). During this Transition Period, your employment will remain at-will. If, during the Transition Period, your employment should terminate by reason of your voluntary resignation (note that should you commence employment, full or part-time, within another area or department of Key or with a third party during the Transition Period, it will be deemed a voluntary resignation) or Key terminates your employment for Cause (as defined in the KeyCorp Amended and Restated 2019 Equity Compensation Plan), you will have no right to any additional payments (Salary Continuation or otherwise) or benefits as set forth in this Agreement but you will be bound by all of your obligations to Key under this Agreement.

3.Release: Notwithstanding anything to the contrary in this Agreement, Key shall not be obligated to make any payment under Section 4 hereof (with the exception of Sections 4(c) and (d)) unless (a) you first execute the Release, substantially in the form attached hereto as Exhibit 1, with such changes as Key may determine to be required or reasonably advisable in order to make the Release enforceable and otherwise compliant with applicable law; and (b) the Release becomes effective and irrevocable in accordance with its terms.
4.Payments and Benefits: Provided that either (i) you remain employed by Key through the Termination Date or (ii) your employment is terminated by Key without Cause during the Transition Period, and that you satisfy your obligations under Section 2 hereof, and further provided that you execute a Release (and do not revoke it, if applicable) in accordance with the terms of the Release, you will receive the payments and benefits set forth in this Section 4, subject to your continuing compliance with the remaining terms and conditions of this Agreement.
(a)Salary Continuation: You will receive salary continuation in the gross amount of $700,000.00, less applicable withholdings (“Salary Continuation”), which shall be paid to you on a bi-weekly basis in accordance with Key's normal payroll procedures for a period of 52 weeks (i.e., from June 1, 2026 to May 31, 2027), or until the Salary Continuation amount is fully paid, whichever occurs first (the "Salary Continuation Period"). Such Salary Continuation payments shall commence within ten (10) business days after the Release becomes effective and irrevocable. The first payment installment will include all amounts accrued from the Termination Date to the date of such installment. These payments will be subject to all applicable taxes and withholdings and will be reported by Key on an IRS Form W-2. In no event shall Salary Continuation payments be made after one year following your Termination Date.
(b)Health and Welfare Benefits: You will be eligible to continue your Key Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA, at the Key employee group rate during your Salary Continuation Period. At the conclusion of the Salary Continuation Period, if you wish to continue coverage under COBRA, you will be required to pay the full monthly COBRA Rate. If you are eligible to participate in the KeyCorp Retiree Medical Plan in accordance with the terms and conditions of that
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Plan, you will be notified under separate cover. Also, if you are eligible for Medicare, or may become eligible for Medicare within the next year, you should seek advice from your legal counsel regarding the interaction of Medicare with COBRA coverage before making a COBRA election.
(c)Retirement Plans: As of your Termination Date, if you are a participant in the KeyCorp Cash Balance Pension Plan and/or KeyCorp 401(k) Savings Plan, Key will automatically vest you in those plan benefits (if you are not already vested). Your balances in the Deferred Savings Plan and Second Deferred Savings Plan will be distributed in accordance with the terms of your previous elections and the terms of those plans.
(d)Accrued PTO: Following your Termination Date, you will be paid for your accrued but unused PTO days, if any, in accordance with Key’s policy.
(e)Incentive Compensation: Subject to the terms of this Agreement, you will receive an incentive compensation award for the 2026 performance year in the amount of $1,300,000, less applicable withholdings, under the applicable fully discretionary annual incentive plan. Incentive compensation awards will be paid in accordance with Key's risk balancing requirements and Key's normal payroll processes on or before March 15 of the following year. You acknowledge that you are not eligible for an annual incentive compensation award for 2027 performance year.
(f)Long-Term Incentive Compensation: Your deferred cash and equity awards that are outstanding as of the Termination Date shall be treated as a “Retirement” in accordance with the provisions of the applicable Key equity plans and award agreements.
(g)Scotia Bank Award: Based on the prior approval of the Compensation and Organization Committee, you shall continue to vest in your Capital and Earnings Improvement Award subject to the terms and conditions of such award, and, provided that the award vests, the one-year post-vesting holding requirement for this award shall be waived.
(h)Perquisites. You will remain eligible to receive executive perquisites including, as applicable, tax and financial planning, executive health and home security monitoring for the periods of time described in the documents applicable to such programs.
5.No Other Benefits or Rights: Following your termination from Key, unless you enter into this Agreement, Key is not obligated to provide you (or continue to provide you) with any continued salary or benefit(s) (including without limitation, Salary Continuation) other than (a) your base salary through the date of termination; (b) the continuation of coverage rights that you maintain under the provisions of COBRA; (c) the payment of any accrued but not yet used paid time off; (d) (if applicable) the payment of any production-based incentives that were earned prior to the Termination Date, but not yet paid as of the Termination Date; (e) any retirement, deferred savings or pension plan benefits that were vested prior to the Termination Date; and (f)
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any vested equity awards (in accordance with the applicable equity plans and award agreements). You understand that should Key continue to pay you salary after your Termination Date, such payments are deemed to be Salary Continuation payments and are included in (and not additional to) the Salary Continuation payments set forth in Section 4 above. Key may adopt new or modified programs or benefits in the future that, depending on your individual circumstances, may be more or less advantageous than the benefits set forth in this Agreement. Any new or modified benefits will not be available to you.
6.Directors’ and Officers’ Insurance: Key represents that it maintains directors’ and officers’ liability insurance (“D&O Insurance”) covering Key’s directors and officers. Subject to the terms, conditions, exclusions, and limits of such D&O Insurance as in effect from time to time, you will continue to be covered as an insured person under Key’s D&O Insurance, with respect to acts or omissions occurring during your service as an officer of Key, to the same extent as other similarly situated former directors or officers. Notwithstanding the foregoing, Key remains free to amend, terminate or modify its D&O Insurance at any time.
7.Discharge of Key's Obligations Upon Employment:
(a)if you obtain new employment at Key prior to signing this Agreement or during the Salary Continuation Period, your entitlement to any, or any further, benefits under this Agreement will end; and
(b)if you obtain new employment outside of Key, your Salary Continuation will continue until it is fully paid.
8.State Unemployment Benefits: If you apply for unemployment compensation to the applicable state agency, Key will reply accurately to all information requests from any state unemployment compensation agency. Key may be required to provide additional documents and information to a state unemployment compensation agency with information supporting its response.
9.Confidentiality of Financial Terms: You agree that, unless compelled to disclose by valid legal process or as permitted by Section 13 or in a proceeding to enforce the terms of this Agreement, you will keep strictly confidential and will not disclose to any person (except, if applicable, your spouse, accountant, or attorney) the financial terms of this Agreement. You are not prohibited from disclosing the financial terms of this Agreement to (a) your spouse, if any, (b) attorney, if any, (c) accountant, if any, (d) in a proceeding to enforce its terms, or (e) as otherwise required by law or court order. You understand and acknowledge that nothing in this Section or Agreement is intended to restrict or impede your rights to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in activity protected by Section 7 of the National Labor Relations Act.
10.Cooperation: At all times following your Termination Date, you hereby agree that you will, upon the written request of Key, make yourself reasonably available to Key to respond to
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questions and issues concerning matters relating in whole or in part, to your responsibilities and assignments while employed at Key. With respect to legal process, you agree that you will use your best efforts to cooperate with Key and its counsel and to be available to provide such truthful testimony and other information at such times as are reasonably requested of you. During the Salary Continuation Period, your obligations under this section will be reasonable based on your circumstances at the time the request is made by Key, including such factors as your employment situation. Following the Salary Continuation Period, Key will reimburse you for your reasonable business expenses incurred in your provision of assistance to Key as permitted under Key's reimbursement policies. Your obligations after the Salary Continuation period will be reasonable based on your circumstances at the time the request is made by Key, including such factors as your employment situation.
11.Confidential, Proprietary and/or Trade Secrets Information; Non-Solicitation:
(a)Subject to the statement set forth below, and except as provided in Section 13, you agree that you will not at any time, directly or indirectly, without written authorization from Key, make use of or disclose to any person or entity any confidential, or proprietary information, trade secrets, or other confidential data not in the public domain related to the systems, business, products, services, employees, or practices of Key (“Confidential Information”) that you have acquired in any capacity during your employment with Key.
You understand that the confidential character and proprietary nature of any of the foregoing Confidential Information does not become any less confidential or proprietary to Key because you may commit some of the information to memory or because you have maintained some of this information outside of Key's offices. You will promptly return to Key all identification cards, access codes, company credit cards, computers, customer and proprietary information on your smart phone, files, disks, work-papers, customer, vendor, and employee records, and any other property belonging to Key that is in your possession or control as of your Termination Date. The protection of Key’s trade secrets under applicable law and this Agreement, shall continue for as long as such information remains a trade secret.
(b)You also hereby acknowledge that Key has informed you, in accordance with 18 U.S.C. § 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure either is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c)You also certify and affirm that you will not send to your personal email or any other email address or account any Confidential Information belonging to Key and you have or will return all hard copies (if applicable) of all Confidential Information belonging to Key that is either in your possession or under your control as of your Termination Date. You certify and affirm that you have not and will not make copies,
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download, transmit electronically, or store in any medium any of Key's confidential, proprietary, and/or trade secrets information in any form and that you have not and will not disclose, provide, or transmit, any such information or any copy thereof to any person or entity.
(d)For a period of twelve (12) months following your Termination Date, you agree that you will not, without Key's prior written consent, directly or indirectly hire, solicit to hire, or entice for employment on behalf of yourself or any other person or entity any Key Employee. For purposes of this Agreement, a “Key Employee” is: (1) any current Key employee; or (2) any person who was employed by Key at any time in the six (6) month period prior to your Termination Date.
(e)During the course of your employment at Key, you became aware of Key's customers and prospects through access to trade secrets or other confidential or proprietary information. Except in the performance of your duties for Key, you acknowledge and agree that, from your employment date through a period of twelve (12) months following your termination of employment with Key for any reason, you will not, directly or indirectly, for yourself or on behalf of any other person or entity:
(1)solicit any Key customer or potential Key customer for the purposes of directly or indirectly furnishing any financial or banking products or services that compete with or are a substitute for the products and/or services offered by Key, provided that such restriction shall only apply to: (a) any Key customers (i) with whom you directly interacted regarding Key’s products or services, (ii) for whom you provided products or services, or (iii) about whom you were provided access to trade secrets or other confidential and proprietary information as an employee of Key; and (b) any Key prospects with whom you directly interacted regarding Key’s products or services in the 12 months immediately preceding the termination of your employment with Key and about whom you were provided access to trade secrets or other confidential and proprietary information as an employee of Key; and
(2)conduct business with any such Key customers and prospects, provided that such restriction only would apply to financial and banking products and services that compete with or are a substitute for the products and/or services offered by Key and as such restrictions may be limited by FINRA Rule 2140.
If anything contained in the non-solicitation provisions in Subsections 11(d) or 11(e) herein should be determined by any court to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be amended to make it enforceable.

You desire this Agreement and Key’s Confidential Information and trade secrets to be confidential and that such confidentiality is to the mutual benefit of both parties. You agree that
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the consideration detailed above in Section 4 is bargained for and specifically includes consideration for the confidentiality obligations in this Section.
12     Comments to Others: You agree that you will not make any knowingly, intentionally, or maliciously false comments, statements, or the like to the media, or to others, that are derogatory or detrimental to the good names, business reputations, products, services, or business practices of Key or any of its respective Affiliates or Subsidiaries. For purposes of this Agreement the terms “Affiliate” and "Subsidiary" include any director, officer, partner, employee, manager, successors or assigns or the applicable subsidiaries and affiliates of such entities. Nothing in this Section or Agreement prohibits you from discussing or disclosing allegations relating to sexual harassment or sexual assault, or from discussing terms and conditions of employment or otherwise engaging in activity protected by Section 7 of the National Labor Relations Act.

13.Legal Process and Disclosure: You understand and agree that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Nothing in this Agreement restricts, or shall be construed to limit, your right: (a) to report, disclose, or discuss conduct that you believe in good faith constitutes unlawful discrimination, sexual harassment, or sexual assault; (b) to respond accurately and fully to any question, inquiry, or request for information when required by legal process; or (c) to discuss wages, hours, or other working conditions with coworkers, or in any way limit your rights under the National Labor Relations Act or any Whistleblower Act. You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Key. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. On the other hand, by signing this Agreement, you waive and release any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Key or any resulting civil proceeding or lawsuit that may be commenced on your behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.
14.Key's Rights and Remedies: In the event of a material breach by you of any of your obligations under this Agreement, including without limitation: (a) your obligations to return all Key owned property and to cooperate with Key as limited in Section 10 . (b) your obligations regarding confidentiality (unless compelled to disclose by valid legal process) and non-disparagement hereunder; (c) your obligations to preserve Key’s Confidential Information; and (d) your obligations regarding nonsolicitation and non-hiring of Key’s employees, and non-solicitation of Key’s customers and prospective customers; notwithstanding anything to the contrary in this Agreement, Key’s obligations to pay you Salary Continuation payments hereunder shall cease and Key will be entitled to injunctive relief (without the necessity of posting any bond). In the event that Key seeks injunctive relief under the provisions of this Section, the prevailing party in such legal action will be entitled to be reimbursed for the cost of
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its or her reasonable attorney fees relating to such legal action. In the event that a court of competent jurisdiction determines that you have materially breached the provisions of your obligations to Key as outlined under this Section, you understand that you will be required to repay Key for any amounts paid to you under this Agreement. These rights and remedies are in addition to any and all other rights and remedies that Key may be entitled to under law or other contractual provisions

15.Compliance with Section 409A: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permissible, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any of the foregoing to the contrary, Key and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Internal Revenue Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Internal Revenue Code Section 409A. You acknowledge and agree that you are not entitled to these payments absent your execution of this Agreement.
Key has identified you as a “Specified Employee” under Section 409A. To the extent that any payments provided herein are considered deferred compensation arrangements subject to Section 409A, such payments will be delayed six (6) months in accordance with Section 409A requirements.
16.     Miscellaneous Provisions: You understand that this Agreement represents our complete understanding and agreement, and that it supersedes and preempts any and all prior agreements, arrangements, or any understandings between the parties regarding the subject matter of this Agreement, except any restrictive covenant agreements entered into between the parties. Such restrictive covenant agreements are intended to remain in full force and effect. Notwithstanding the foregoing sentence, the terms and conditions contained in all Key plans, including but not limited to, deferred compensation plans, equity plans, health and benefits plans and retirement plans, for which you are or were eligible, remain in full force and effect. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Agreement, except as is specifically set forth in this Agreement. This Agreement can only be modified or waived, in whole or in part, by a writing signed by you and Key.

This Agreement shall inure to the benefit of and be binding upon you and Key and our respective heirs, legal representatives, affiliates, successors, and assigns. You may not assign your rights, duties or obligations under this Agreement; provided, however, this provision does not prohibit your beneficiaries from being entitled to receive the severance pay specified in Section 2 in the event of your death after this Agreement is effective but before you receive that pay. This Agreement is not an admission by Key of any liability to you. This Agreement shall be governed by Ohio law without regard to conflicts of laws principles, except where prohibited by state law. If any term, condition, clause or provision of this Agreement shall be determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision that is determined to be void or invalid shall be stricken from the Agreement and the
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remainder of the Agreement shall remain in full force and effect. You understand and agree that any rule of law or decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application to this Agreement and is expressly waived.
17. Counterparts: A facsimile of this Agreement and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of this Agreement may be executed separately and taken together will be treated as one complete original document. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.
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Amy, I wish you the best.
                               Sincerely,
                               KeyBank National Association

               /s/ Angela Mago
                                  Angela Mago
                                  Chief Human Resources Officer

BY CLICKING THE “I AGREE” BUTTON, PROVIDING YOUR ELECTRONIC SIGNATURE OR BY PROVIDING YOUR WET SIGNATURE BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU (1) CAREFULLY READ THIS AGREEMENT, INCLUDING YOUR WAIVER OF CLAIMS AGAINST KEY; (2) HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL; (3) WERE ADVISED AND HAD THE OPPORTUNITY, IF SO DESIRED, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND WAIVING ANY CLAIMS; AND (4) AGREE TO THE USE OF AN ELECTRONIC METHOD OF SIGNATURE TO DEMONSTRATE YOUR ACCEPTANCE OF THIS AGREEMENT.

/s/ Amy G. Brady
Amy G. Brady      Employee ID:
Signature Date: March 2, 2026
If you have provided a wet signature above, AFTER your Termination Date, return this signed Agreement to Alan Duffy either by email or USPS mail.
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Exhibit 1
General Release of Claims
Due Date: You must sign and return this Release to Alan Duffy after your Termination Date but before June 8, 2026. Under no circumstances may you execute this Release prior to your Termination Date. The period of time that you have to consider signing this release begins the date that you are presented with the Transition Letter and Release (collectively, the “Agreement”) and ends at 5:00 EST on June 8, 2026, and is herein referred to as the “Consideration Period”.
You may revoke your acceptance of this Release within seven (7) days immediately following your execution of it (the “Revocation Period”). If you decide to revoke the Release, you must do so by mailing notice of your revocation, postmarked within the Revocation Period to Alan Duffy, MC: OH-01-49-0256, 4900 Tiedeman Road, Brooklyn, OH 44144-2302. The Release will become effective after the end of the Revocation Period, provided that you have not revoked the Release (“Effective Date”).

This General Release of Claims (this “Release”) is entered into by Amy G. Brady (“Employee”) as of the ___ day of June 2026.

WHEREAS, Employee’s employment with KeyBank National Association (“Employer” and with KeyCorp and their respective parents, subsidiaries, affiliates, successors, predecessors, and assigns hereinafter collectively and individually referred to as "Key") terminated effective as of May 31, 2026 ("Termination Date"); and

WHEREAS, Key and the Employee have entered into a certain Transition Letter dated February 24, 2026 (the "Transition Letter "), pursuant to which, following the effectiveness of the terms set forth herein, Key shall provide Employee with certain benefits as provided in Section 4 of the Transition Letter.

NOW, THEREFORE, and in consideration of the mutual promises contained herein and in the Transition Letter, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Employee agrees as follows:

1.     Release: In consideration of Key entering into the Agreement and providing the benefits enumerated therein, the sufficiency of which is acknowledged, and except for those exceptions enumerated in Section 1(a) below, Employee, for themselves and their heirs, legal representatives, and assigns, release, acquit, and forever discharge Employer, KeyCorp, their respective parent companies, subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns (collectively, the “Released Parties”) and their former and current representatives, employees, officers, directors, predecessors-in-interest, successors, and assigns, whether alleged to have acted in their official capacities or personally, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which Employee has had, now has, or may have in the future for events occurring to the date hereof, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, Employee’s employment relationship with, any of the Released Parties, or the termination of those employment relationships, including, without limitation, any alleged violation of the Civil Rights Act of 1991; Title
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VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (if applicable); the Worker Adjustment and Retraining Notification Act and any applicable, comparable state notice laws, the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; and any of the individual laws and fair employment statutes of the state(s) in which Employee resides and/or works; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law of the state(s) in which Employee resides and/or works, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and/or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty, violation of public policy, emotional distress, degradation, reputation, humiliation, and any claim for compensatory, liquidated or punitive damages, back pay, front pay or any claim for reinstatement.
(a)Employee understands and agrees that the Release does not include, and Employee does not waive, any rights or claims: (1) which may arise after Employee signs this Release; (2) for workplace injuries or occupational exposure which arise under any state’s workers’ compensation or unemployment benefit laws; (3) for benefits in which Employee has a vested right under any retirement, deferred savings or pension plan; (4) with respect to any vested equity awards (in accordance with the applicable equity plans and award agreements); (5) to enforce or to challenge the validity of this Release; (6) to any of the rights and benefits set forth in the Transition Letter, and (7) those claims, if any, which cannot be released by law;
(b)Employee understands and agrees that this Release may be used by Key as a complete defense to any past, present, or future claim or entitlement asserted against Key based on events that have occurred from the beginning of time to the Effective Date of this Release. As a condition of receiving the Salary Continuation, Employee also agrees to a covenant not to sue any of the Released Parties regarding any claim that has been released in this Agreement. Employee further represents and warrants that Employee has not initiated any claim, lawsuit, or other action against any of the Released Parties (and that Employee has not transferred or assigned that right to any other person or entity).
(c)Employee expressly declares and warrants that Employee has reported all hours worked as of the date of this Release, has recorded all PTO used accurately, and has been paid for all hours worked and has received all leaves (paid or unpaid), compensation, wages, bonuses, commissions and/or other benefits that Employee is due, except as provided in the Agreement.
2.Employee affirms and warrants that she is not a Medicare beneficiary and is not currently receiving, has not received in the past, is not eligible for, and has not applied for or sought benefits from Medicare. Employee agrees to indemnify and hold Key harmless for any penalties or liability, including interest, that may be asserted against Key pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8) as a result of the payments described in Section 4 of the Transition Letter.
3.ADEA Waiver: This Release contains a waiver of Employee’s rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee’s waiver must be knowing and voluntary, which means, as a minimum, that Employee understands that:

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(a)the waiver is part of an agreement between Employee and Employer which is written so that Employee understands it;
(b)the waiver specifically refers to rights or claims under ADEA;
(c)Employee does not waive any rights or claims that may arise after this Release is executed by Employee;
(d)Employee’s waiver is in exchange for consideration that is more valuable than what Employee is already entitled to;
(e)Employee is hereby advised to consult with an attorney prior to executing this Release;
(f)Employee has at least twenty-one (21) days after receipt of this Release to decide whether to execute it; and
(g)Employee will have seven (7) days after Employee executes this Release to revoke it, and this Release (and the Agreement) will not be effective or enforceable until this Revocation Period has expired.
Employee acknowledges that Employee has been given at least 21 days to review and consider the Transition Letter and Release. Employee understands that any changes made to the Transition Letter or Release, whether material or immaterial, will not restart this 21-day period.
Employee further acknowledges that if Employee receives any sum under the Transition Letter and later revokes this Release, that Employee must repay Key for all sums received by Employee under the Transition Letter.
4.     Miscellaneous Provisions: The Agreement represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Release, except as is specifically set forth in the Agreement. The Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties hereto. A facsimile of the Agreement and a facsimile signature of a party shall be treated in all respects as an original document and counterparts of the Agreement may be executed separately and taken together will be treated as one complete original document. The Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns. Employee specifically acknowledges as follows:
I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THE AGREEMENT, INCLUDING MY WAIVER OF CLAIMS AGAINST KEY. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL. I HAVE HAD THE OPPORTUNITY, IF SO DESIRED, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE AND WAIVING ANY CLAIMS.
AGREED TO this ___ day of ____________, 2026
___________________________________
Amy G. Brady
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